Exhibit 10.13
December 8, 2019
Stephane Kasriel
Re:       Terms of Transition
Dear Stephane:
On behalf of the entire Board of Directors, thank you for your service to Upwork Inc. (the “Company”) and for your tenure as President and Chief Executive Officer.  You have requested to resign after over seven years of service and the Board of Directors has requested to retain your services for a period of time to assist with an orderly transition.
Accordingly, this letter confirms the agreement (“Agreement”) between you and the Company concerning the terms of your resignation, offers you certain benefits, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein, and provides the terms under which the Company will engage you as an advisor to ensure a smooth transition.  If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.
1.Position Resignation:  You hereby resign your employment and from the roles of President and Chief Executive Officer effective December 31, 2019 (the “Employment End Date”).  After that, you will remain a service provider pursuant to the below.
2.Board Service:  Per the Board’s request for you to remain a member of the Company’s Board of Directors (the “Board”), it’s our understanding that it is your intention to remain a member of the Company’s Board of Directors through the next annual meeting of stockholders.  You and we acknowledge that you will not receive additional compensation as a non-employee Board member.
3.Continued Service; Other Release Consideration:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide the following benefits:
(a)Employment End Date; Advisor Period and Services:  Effective January 1, 2020, you and the Company agree that you will become a special advisor to the Board, which will include your services to assist the Company with transitioning your responsibilities, duties, and knowledge relative to your position to your replacement, as well as other advice as may reasonably be requested by the Board (the “Advisory Services”) pursuant to the advisor agreement attached hereto as Exhibit A (the “Advisor Agreement”). Between the Employment End Date and the termination or expiration of the Advisor Agreement (the “Advisor Period”), you agree to use your best efforts to deliver the Advisory Services to the extent commercially and/or personally reasonable.  You will be subject to the terms and conditions of the Company’s Insider Trading Policy (the “Insider Trading Policy”) during, and for a period of 90 days following (the “Insider Trading Policy Compliance Date”), your service on the Board. The
Company agrees to waive your compliance with the terms and conditions of the Insider Trading Policy following the Insider Trading Policy Compliance Date. Notwithstanding the foregoing, you understand that in connection with your Advisory Services you may become aware of material non-public information regarding the Company and agree that you will not trade in the Company’s securities at a time or in a manner that would violate federal or state securities laws. The Company agrees to make a reasonable effort not to disclose to you material nonpublic information unless such information is required for the performance of your Advisory Services. If you become aware of material nonpublic information regarding the Company through the performance of your Advisory Services, whether intentionally or unintentionally, you acknowledge that you may be prohibited from trading in Company securities pursuant to federal securities laws.
(b)Benefits/Equity:  You will receive the following benefits upon the Employment End Date:
(i) Vesting of Equity:  You acknowledge that you were granted options pursuant to Stock Option Agreements with the Company (hereafter collectively referred to as the “Stock Option Agreements”) dated as of the grant dates such options were approved, and that you have exercised a portion of the options previously granted and what remains outstanding as set forth in the Company’s option tracking software is referred to herein each, as an “Option” and collectively as the “Options”).  The Company agrees to extend the period for you to exercise any Options that constitute Nonqualified Stock Options to the later of December 31, 2020 or 3 months after you cease to provide Service (as defined in the Company’s 2018 Equity Incentive Plan) to the Company.
(ii) Bonus:  The Company agrees to pay you any amounts that you have earned under the Company’s 2019 performance bonus plan on the same date and in the same form as bonuses are paid to other senior executives of the Company.
(iii) COBRA:  Following the Employment End Date, contingent on your timely election to continue your existing medical, dental, and vision benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay full amount of the insurance premiums to continue your existing health benefits, for both you and your covered dependents, until the earlier of (x) the effective date on which you become covered by a substantially equivalent health insurance plan of a subsequent employer, (y) December 31, 2020, and (z) the date you are no longer eligible for COBRA benefits.
(c)Additional Compensation:  As you continue to cooperatively and diligently provide the Advisory Services as reasonably determined by the Company in good faith, then you will (x) be paid an advisor fee of $40,000 each calendar month, as set forth in the Advisory Agreement, from January 1, 2020 through December 31, 2020, and (y) continue to vest in your then-outstanding Options. In addition, if the Company terminates your Advisor Period (other than due to a termination for Cause) or if there is a Change in Control, as defined in the Change in Control and Severance Agreement between you and the Company dated May 23, 2018 prior to December 31, 2020, the Company will pay you any unpaid portion of the advisor fee in a lump sum for the remaining months of 2020 and, if such termination or Change in Control is prior to
April 30, 2021, all of your then-unvested and outstanding Options will accelerate and vest in full, subject in all cases to your making effective a second release of claims and covenant not to sue as set forth on Exhibit B (the “Second Release”).
By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.
4.Business Expenses Reimbursement; No Further Amounts Due:  To the extent you have any unreimbursed business expenses as of the end of the Advisor Period, you will need to submit such expenses within two weeks of the end of your Advisor Period with supporting documentation, and the Company will reimburse you for all approved expenses in accordance with its business expense reimbursement policy. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.
5.Return of Company Property:  You hereby warrant to the Company that, no later than the end of the Advisor Period, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
6.Proprietary Information:  As a condition of your employment with the Company, you were required to execute and abide by the attached Proprietary Information and Inventions Agreement (Exhibit C hereto).  You hereby acknowledge that you are bound by Exhibit C and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that, by no later than the end of your Advisor Period, you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.
7.General Release and Waiver of Claims:
(a)The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profitsharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or the end of your employment with the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or the end of your employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.  To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against you and your successors and assigns, whether known or not known, including, but not limited to claims relating to your employment with the Company and separation therefrom, but excluding claims of fraud, misappropriation of trade secrets, and breach of your Proprietary Information and Inventions Agreement.
(b)By signing below, you and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Covenant Not to Sue:
(a)To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement..
(b)Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
10.Mutual Nondisparagement: You agree that, both during and at all times following the Advisor Period, you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that, both during and at all times following the Advisor Period, its current officers and directors, for so long as they are officers and directors of the Company, will not disparage you with any written or oral statement.  Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.
11.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
14.Complete and Voluntary Agreement: This Agreement, together with Exhibits A-C hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
15.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
17. 409A:  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
18.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
19.Review of Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day revocation period.
20.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).
If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above. I wish you the best in your future endeavors.

Sincerely,

Upwork Inc.

By: /s/ Greg Gretsch
Greg Gretsch
Chairman, Compensation Committee on behalf of the Board of Directors

READ, UNDERSTOOD AND AGREED

/s/ Stephane Kasriel          Date: 12/8/2019
Stephane Kasriel

EXHIBIT A

Advisor Agreement
December 8, 2019
Stephane Kasriel
            Re:       Advisory Services to Upwork Inc.
Dear Stephane:
            This letter agreement (the “Advisor Agreement”) is to confirm our understanding with respect to your role as a special advisor to Upwork Inc. (the “Company”). The following terms are hereby made effective as of the date first written above (the “Effective Date”):
1.Informal Management Consultations: From time to time, members of the Company’s management may contact you informally to provide advice relating to the Company’s business. You agree to be reasonably available to the Company’s management for consultations by telephone, mail or in person, as your time and other business activities permit. You also agree to use reasonable efforts to attend meetings, if any, of the Company’s advisors, which we anticipate will occur infrequently. This Advisor Agreement shall terminate April 30, 2021, unless the Company determines in its sole discretion to extend this Agreement, at which point, this Agreement shall extend for a period as may be mutually agreed by both parties.
2.Fees; Reimbursement of Expenses: As compensation for the performance of services hereunder, Company will pay you a fee of $40,000 per calendar month, beginning January 1, 2020 and ending December 31, 2020.  You will invoice the Company on a monthly basis for all fees and expenses payable to you.  The Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this Advisor Agreement, including travel and lodging expenses, provided that the chief executive officer of the Company approves any such expenses in advance.
3.Vesting of Equity:  During your advisory services under this Advisor Agreement, your Options will continue to vest as set forth in the transition agreement between you and the Company (the “Transition Agreement”).
4.Independent Contractor: Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with your services under this Advisor Agreement, and you agree to pay all self-employment, if any, and other taxes thereon.
5.Insider Trading Policy: You will be subject to the terms and conditions of the Company’s Insider Trading Policy (the “Insider Trading Policy”) during, and for a period of 90 days following (the “Insider Trading Policy Compliance Date”), your service on the Company’s Board of Directors. The Company agrees to waive your compliance with the terms and conditions of the Insider Trading Policy following the Insider Trading Policy Compliance Date. Notwithstanding the foregoing, you understand that in connection with your services you may become aware of material non-public information regarding the Company and agree that you will not trade in the Company’s securities at a time or in a manner that would violate federal or state securities laws. The Company agrees to make a reasonable effort not to disclose to you material nonpublic information unless such information is required for the performance of your advisory services. If you become aware of material nonpublic information regarding the Company through the performance of your advisory services, whether intentionally or unintentionally, you acknowledge that you may be prohibited from trading in Company securities pursuant to federal securities laws.
6.Property of the Company: For purposes of this Advisor Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this Advisor Agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.
7.Confidential Information: You recognize that, in the course of performing your services under this Advisor Agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this Advisor Agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this Advisor Agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this Advisor Agreement, any and all records, paper, media or other embodiment containing any Confidential Information.
8.Conflicts of Interest: You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.
9.Non-Solicitation of Employees/Consultants: During the term in which you provide services to the Company pursuant to this Advisor Agreement (the “Advisor Period”) and for one year following the end of your Advisor Period, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.
10.Non-Solicitation of Suppliers/Customers: During the Advisor Period, you agree that you will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will you encourage or assist others to do so.  You hereby acknowledge and agree that even after the expiration of the Advisor Period, you will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, you use or disclose any trade secrets or other Proprietary Information of the Company.
11.Termination: Either you or the Company may terminate this Advisor Agreement on delivery of written notice to the other party. The provisions of Sections 4 through 11 of this Advisor Agreement will survive any expiration or termination of this Advisor Agreement.
12.Interpretation: The terms contained in this Advisor Agreement are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Advisor Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Advisor Agreement and the remainder of this Advisor Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in this Advisor Agreement. This Advisor Agreement and the Transition Agreement entered into on or about the date hereof constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This Advisor Agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.
If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed Advisor Agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in Upwork.

Very truly yours,

Upwork Inc.

By:  /s/ Greg Gretsch
Greg Gretsch
Chairman, Compensation Committee on behalf of the Board of Directors

AGREED AND CONSENTED TO:

 /s/ Stephane Kasriel
Stephane Kasriel

EXHIBIT B

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Stephane Kasriel (“Advisor”) and Upwork Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on December 8, 2019, Advisor and the Company entered into an agreement regarding Advisor’s resignation of employment with the Company and post-separation transition obligations (the “Transition Agreement,” to which this Second Release is attached as Exhibit B);
WHEREAS, the Advisor Period (as set forth in the Transition Agreement) has ended;
WHEREAS, the Company has determined that Advisor cooperatively and diligently provided the Advisory Services (as defined in the Transition Agreement);
WHEREAS, this agreement serves as the Second Release, pursuant to the Transition Agreement; and
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Advisor and the Company hereby enter into this Second Release.
1.Business Expense Reimbursement; No Further Amounts Due: To the extent Advisor has any unreimbursed business expenses, Advisor will need to submit such expenses within two weeks of the end of the Advisor Period (as defined in the Transition Agreement) with supporting documentation, and the Company will reimburse Advisor for all approved expenses in accordance with its business expense reimbursement policy. By his signature below, Advisor acknowledges that the Company does not owe him any other amounts, except as otherwise may become payable under the Transition Agreement contingent upon the effectiveness of this Second Release.
2.Return of Company Property: Advisor hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody or control.
3.Consideration: In exchange for Advisor’s agreement to this Second Release and his other promises in the Transition Agreement and herein, the Company agrees to provide Advisor with the consideration set forth in Section 3(c) of the Transition Agreement upon effectiveness of this Second Release. By signing below, Advisor acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Second Release and he would not otherwise be entitled to the consideration.
4.General Release and Waiver of Claims:
i. The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Advisor may be entitled by virtue of his employment with the Company, his separation from the Company, his engagement with the Company, and the termination thereof, including pursuant to the Transition Agreement.  To the fullest extent permitted by law, Advisor hereby releases and waives any other claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or end of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against Advisor and Advisor’s successors and assigns, whether known or not known, including, but not limited to claims relating to Advisor’s employment with the Company and separation therefrom, but excluding claims of fraud, misappropriation of trade secrets, and breach of Advisor’s Proprietary Information and Inventions Agreement.
ii. By signing below, Advisor expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
iii. Advisor and the Company do not intend to release claims that provide for indemnity under the Company’s bylaws or any contracts between Advisor and the Company, or any claims that he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Transition Agreement.
5.Covenant Not to Sue:
i. To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Advisor or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, (i) which Advisor may now have, have ever had, or may in the future have against Releasees, or the Company may now have, have ever had, or may in the future have against Advisor, and (ii) which is based in whole or in part on any matter released by this Agreement.
ii. Nothing in this paragraph shall prohibit or impair Advisor or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
6.Protected Rights: Advisor understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Second Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Advisor further understands that this Second Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Advisor’s right to receive an award for information provided to any Government Agencies.
7.Review of Second Release: Advisor understands that he may take up to twenty-one (21) days to consider this Second Release and, by signing below, affirms that he was advised to consult with an attorney prior to signing this Second Release. Advisor also understands that he may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to him/her pursuant to Section 3(c) of the Transition Agreement will be provided only at the end of that seven (7) day revocation period.
8.Effective Date: This Second Release is effective on the eighth (8th) day after Advisor signs it, provided he has not revoked it as of that time (the “Effective Date”).
9.Other Terms of Transition Agreement Incorporated Herein: All other terms of the Transition Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Mutual Nondisparagement, Arbitration, Governing Law, and Attorneys’ Fees.
Dated:____________________                                 ________________________________
Name:
Title:                                                                 For the Company
Dated:____________________                                 ________________________________
Stephane Kasriel
EXHIBIT C

Employee Proprietary Information and Inventions Agreement

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorialize an agreement that oDesk Corporation (the Company) and I, Stephane Kasriel , have had since the commencement of my employment on June 18th, 2012 with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask work, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Code Section 2870 (which is attached as Appendix A) (collectively “inventions”) and I will promptly disclose all Inventions to Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution on, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope or my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.
3.To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral right,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Right by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employee) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute "Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information
(including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer file, email messages and voice messages ) and that my activity and any file or messages on or using any of those systems may be monitored at any time without notice.

5.Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will at any time for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and condition of my employment, and, as an employee of Company, I have obligation to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.
8.I agree that my obligations under paragraphs 2, 3, 4, and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.
9.Any dispute in the meaning, effect or validity or this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore. Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WTH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Employee

/s/ Stephane Kasriel
Signature

Stephane Kasriel
Name

Accepted and Agreed to:

oDesk Corporation

By: /s/ Gary Swart
Gary Swart

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(1)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her right in an invention to his or her employer shall not apply in an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those invention that either:
(a)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(b)Result from any work performed by the employee for his employer.
(2)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.